                                Exhibit 10.14

February 11, 2026

TIMOTHY S. NICHOLLS

    Re: Change in Control Agreement

Dear Mr. Nicholls:

    International Paper Company (the "Company") considers the establishment and maintenance of sound and vital management essential to protecting and enhancing the best interests of the Company and its shareowners. The Company recognizes that the possibility of a Change in Control may exist and such possibility, and the uncertainty and questions which it may raise among senior management, may result in the departure or distraction of senior management to the detriment of the Company and its shareowners. Accordingly, the Company's Board of Directors (the “Board”) has determined that it is in the best interests of the shareowners and the Company to foster the continuous employment of senior management and reinforce and encourage the continued attention and dedication of members of the Company's senior management, including yourself, to their assigned duties without distraction in the face of a Change in Control of the Company.

    As an incentive for you to stay and fulfill your duties during the period prior to or after a Change in Control, as defined in Section 2, this letter (this "Agreement") sets forth the benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated following a Change in Control under the circumstances described below.

    In consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, you and the Company, intending to be legally bound agree as follows:

1.TERM

This Agreement shall commence on the date hereof and, unless there is a Change in Control, shall continue until the earliest of (a) your termination of employment as a "full-time employee" of the Company, (b) if you are then subject to a mandatory retirement policy at the date a Change in Control occurs, the date you turn 65, or (c) if a Change in Control has not occurred, termination by the Company following six (6) months prior written notice of termination of this Agreement.

    If a Change in Control occurs at any time prior to the termination of this Agreement pursuant to the preceding paragraph, then this Agreement shall terminate on the second anniversary of such Change in Control.

                                Exhibit 10.14
2.DEFINITIONS
a.“Beneficial Owner” means the beneficial owner of a security as determined by Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
b.“Cause” means
i.the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties;
ii.your conviction of or plea of nolo contendere with respect to a felony; or
iii.your willful engaging in conduct, which is demonstrably and materially injurious to the Company, whether monetarily or otherwise.
No act or failure to act will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company and its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or if the Company is not the ultimate parent entity of the Company and is not publicly traded, the board of directors (or, for a non-corporate entity, equivalent governing body) of the ultimate parent of the Company (the “Applicable Board”) or based upon your good faith reliance on the advice of counsel for the Company and its affiliates will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company and its affiliates. The cessation of your employment will not be deemed to be for Cause unless and until (x) you are given written notice by the Applicable Board specifically identifying the action(s) or event(s) alleged to constitute “Cause” and (if curable) you have not cured such conduct within 30 days after your receipt of such written notice, and (y) there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Applicable Board (excluding you) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, you are guilty of conduct described in any of clauses (i) through (iii) above, and specifying the particulars thereof in detail.
c."Change in Control" means the occurrence of any one of the following:
i.the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s voting stock representing 30% or more of the

                                Exhibit 10.14
voting power of the Company’s outstanding voting stock provided, however, that an employee of the Company or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group”(as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan;
ii.during any period of two (2) consecutive years, individuals who at the beginning of such period constitute members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof, provided that, for purposes of this clause (ii) each new director elected, or nominated for election by the Company's shareowners, during such period by a vote of at least two-thirds (2/3) of the Incumbent Directors then in office shall be treated as an Incumbent Director; provided, however, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board shall not be considered an Incumbent Director;
iii.the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding voting stock or voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s voting stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, voting stock representing more than 50% of the voting power of the voting stock of the surviving person immediately after giving effect to such transaction;
iv.the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; or
v. the shareowners of the Company approve a complete liquidation or dissolution of the Company.
d.“Disability” means that, as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, you are receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

e.“Good Reason” means, without your express written consent, any of the following:

                                Exhibit 10.14

i.the assignment to you of any duties with the Company (or with a successor or affiliated company) inconsistent with your role as Executive Vice President and President Europe, Middle East and Africa of the Company, or a substantial adverse alteration in the nature or status of your responsibilities;

ii.a reduction in your annual base salary as in effect from time to time;

iii.the failure by the Company to continue in effect any material compensation plan in which you participate in effect immediately prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the Change in Control;

iv. the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as required under Section 10(a) hereof;

v.any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2(f) (and, if applicable, the requirements of Section 2(b); for purposes of this Agreement, no such purported termination shall be an effective termination by the Company;

vi.the Company’s requiring you to be based at a new place of work more than 50 miles from your then-current place of work, except for required travel on the Company’s business; or

vii.any other material breach of the Company’s obligations to you under this Agreement or any other agreement between you and the Company.

    Notwithstanding the foregoing, you shall not be deemed to have Good Reason to terminate your employment unless (a) you notify the Board in writing of your intent to terminate your employment for Good Reason within 90 days following your first having knowledge of the occurrence of an event described in the immediately preceding sentence, which notice shall specifically identify the action(s) or event(s) alleged to give rise to your right to terminate your employment for Good Reason, (b) you provide the Company 30 days following delivery of such written notice to cure the event giving rise to your right to terminate your employment for Good

                                Exhibit 10.14
Reason and (c) the Company fails to cure such circumstance within such notice period.
f."Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and shall specify a date for termination of employment (the "Date of Termination") which, in the case of a termination for Good Reason, shall not be less than 30 days or more than 60 days after the date of delivery of the Notice of Termination. Any termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11.

g.“Retirement” means voluntary termination other than for Good Reason after becoming eligible for “normal retirement” after attaining the age of 65 prior to a Change in Control.

h.“Specified Employee” has the meaning given such term in Internal Revenue Code of 1986, as amended, (the “Code”) Section 409A and the final regulations thereunder (the “Final 409A Regulations”).

3.EQUITY AWARD TREATMENT UPON CHANGE IN CONTROL

a.Awards Assumed or Substituted by Surviving Entity. With respect to awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control in a manner approved by the Committee or the Board: if within two years after the effective date of the Change in Control, if your employment is terminated without Cause or you resign for Good Reason, then

i.all time-based vesting restrictions on your outstanding awards shall lapse as of the employment termination date, and subject to Section 9 will be paid within 60 days of termination; and
ii.for performance awards that were outstanding immediately prior to effective time of the Change in Control, the number of units issued as a replacement award is determined as of the date of the Change in Control based on:
A.target Company performance where the Change in Control occurs less     than one year after the beginning of the performance period; and
B.actual Company performance measured through the date of the Change in Control (or, if applicable, the date on which the Company’s last complete fiscal quarter immediately preceding the date of the Change in Control ended) where the Change in Control occurs one year or more after the beginning of the performance period, and in either case will be paid within 60 days of termination.

                                Exhibit 10.14
a.Awards Not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board:
i.all time-based vesting restrictions on outstanding awards shall lapse as of the date of the Change in Control and will be paid within 60 days after the Change in Control; and
ii.with respect to outstanding performance awards, performance goals shall be deemed to have been satisfied as described below and all other vesting restrictions shall lapse as of the date of the Change in Control; the level of performance achievement under outstanding performance awards shall be calculated as follows:
A.where less than year has elapsed between the beginning of the performance period and the Change in Control, performance awards shall be paid based on target Company performance; and
B.where one year or more has elapsed between the beginning of the applicable performance period and the Change in Control, performance awards shall be paid out based on actual Company performance measured through the date of the Change in Control (or, if applicable, the date of the Company’s last complete fiscal quarter immediately preceding the date the Change in Control ended), and in either case will be paid within 60 days of termination.
4.TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL

    If a Change in Control occurs, you shall be entitled to the benefits provided in Section 5 upon the subsequent termination of your employment during the Term of this Agreement, unless such termination is (x) because of your death, Disability or Retirement, (y) by the Company for Cause or (z) by you, other than for Good Reason.

    Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire independent membership of the Applicable Board finding that in the good faith opinion of the Applicable Board, the Company has grounds for a “Cause” termination and specifying the particulars thereof in detail. You shall be provided an opportunity, together with your counsel, to be heard before the Applicable Board prior to termination after such notice. If three-quarters of the Applicable Board do not confirm, through a duly-adopted resolution following such opportunity, that the Company has grounds for a “Cause” termination, you may treat your employment as not having terminated or as having been terminated pursuant to termination without cause.

Any termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11.

                                Exhibit 10.14
5.COMPENSATION UPON TERMINATION

    If a Change in Control occurs and your employment is subsequently terminated during the Term of this Agreement under the circumstances described in Section 4 that entitle you to benefits under this Agreement, then:

a.The Company will continue to provide medical and dental insurance coverage to you and your dependents at Company expense which is comparable in benefits, deductibles, co-payments and other terms, to the coverage which you had (i) immediately prior to the Change in Control or (ii) as of the Date of Termination, whichever is better in your sole discretion, and this coverage will continue until the earlier of (A) the third anniversary of the Date of Termination and (B) such time as you become eligible to join a comparable plan sponsored by another employer, including self-employment (the “Welfare Benefits Continuation Period”). Such coverage shall be credited against the time period that you and your dependents are entitled to receive continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). During the Welfare Benefits Continuation Period, (i) the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year, and (ii) the reimbursement of an eligible expense must be made no later than December 31st of the year following when the expense was incurred. Your rights pursuant to Section 5(a) shall not be subject to liquidation or exchange for another benefit.

b.Subject to your signing and non-revocation of the release required by Section 15 hereof, the Company shall pay to you the following amounts in one lump-sum payment in cash on the 30th day after the Date of Termination, unless a later payment date is required by Section 9(c) or Section 5(b)(iii):

i.your full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus an amount in cash equal to the value of any vacation earned but not taken (based upon such rate of base salary);

ii.to the extent not already paid, your full prior-year short-term annual incentive compensation (in the amount determined prior to the Date of Termination, or if such amount has not been determined as of the Date of Termination, an amount not less than the higher of (x) your actual short-term annual incentive compensation amount for the year before such prior-year or (y) your target short-term annual incentive compensation amount for such prior-year);

iii.if the Date of Termination occurs during the same plan year in which the Change in Control occurs, your short-term annual incentive compensation target amount on the Date of Termination, as if the performance goals applicable to such amount have been fully satisfied (i.e., achieved at 100% of target, or, if determinable, achieved at the actual level); provided that such compensation will be prorated to reflect the number of days that have elapsed as of the Date of Termination since the beginning of such year; or if the Date of Termination occurs after the end of the plan year in which the Change in

                                Exhibit 10.14
Control occurs, then your short-term annual incentive compensation that is based on the Company’s actual performance achievement of the financial metrics under the short-term annual incentive compensation plan applicable to all participants in such plan, provided that such compensation will be prorated to reflect the number of days that have elapsed as of the Date of Termination since the beginning of such year; plus a termination lump sum payment equal to the product of 3 times the sum of (i) your annualized base salary as of the Date of Termination and (ii) your target short-term annual incentive compensation amount in effect as of your Date of Termination;

the highest of (A) your benefits pursuant to the Unfunded Supplemental Retirement Plan for Senior Managers (the “SERP”) under the terms of the SERP, as if there had been a Change in Control; (B) your benefits pursuant to the SERP as if there had not been a Change in Control and as if you were credited with 3 years of additional age and 3 years of additional service; or (C) your benefits pursuant to the Retirement Plan of International Paper Company in effect immediately prior to the Change in Control, as if you were credited with 3 years of additional age and 3 years of additional service.

c.All forfeiture provisions, transfer restrictions and any other restrictions applicable to any such awards assumed or substituted by the surviving entity shall immediately lapse in their entirety and all such awards shall be fully and immediately payable.

6.MITIGATION

    You shall not be required to mitigate the amount of any payment provided for in Section 5 (by seeking other employment or otherwise), nor shall the amount of any payment provided for in Section 5 be reduced by any compensation earned by you as a result of employment by another employer after the Date of Termination.

7.MANDATORY REDUCTION OF PAYMENTS IN CERTAIN EVENTS

a.Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any Payment to you, a calculation shall be made comparing (i) the net benefit to you of the Payment after your liability for the Excise Tax, to (ii) the net benefit to you if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic value of all Payments made to you, determined by the

                                Exhibit 10.14
Accounting Firm (as defined below) as of the date of the Change in Control using the discount rate required by Section 280G(d)(4) of the Code.

b.The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in Section 7(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or other nationally recognized entity that regularly performs such calculations for large publicly traded companies (the “Accounting Firm”) which shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon you and the Company. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that (i) Payments to which you were entitled, but did not receive pursuant to Section 7(a), could have been made without the imposition of the Excise Tax (the amounts of such erroneously forgone Payments, collectively the “Underpayment”) or (ii) Payments that you did receive resulted in total Payments in excess of the Reduced Amount (the amounts of such erroneously paid Payments, collectively the “Overpayment”). In such event, the Accounting Firm shall determine the amount of any Underpayment or Overpayment that has occurred. Any such Underpayment shall be promptly paid by the Company to you or for your benefit, but no later than December 31st of the year in which the Underpayment is determined. The amount of any Overpayment shall be promptly repaid by you to the Company, with interest at the applicable federal rate from the date of the erroneous Payment to the date the Overpayment is repaid, within 30 days following the date you are notified by the Accounting Firm of the amount of the Overpayment; provided that, if your employment has not then terminated, the Company may alternatively make appropriate adjustments to your on-going compensation, to the extent permitted in a manner consistent with Section 409A, to address such Overpayment.

c.If the provisions of Sections 280G and 4999 of the Code or any successor provisions are repealed without succession, this Section 7 shall be of no further force or effect.

8.RELATIONSHIP TO AMOUNTS OTHERWISE PAYABLE

    The compensation set forth in Section 5 shall be in lieu of any severance or termination payments which might otherwise be payable under any other severance programs or policy or practice of the Company, other than those set out as part of any of the Company's Long-Term Incentive Compensation Plan, performance share plans, and retirement or supplemental retirement plans.

    In addition to the payments under this Agreement, you shall continue to be eligible to receive all your vested accrued benefits under employee retirement and welfare benefit plans sponsored by the Company.

9.COMPLIANCE WITH SECTION 409A OF INTERNAL REVENUE CODE

a.General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that

                                Exhibit 10.14
is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of the application of Section 409A of the Code.

b.Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder at a different time, or in a different form of payment than would otherwise have applied to such amount of deferred compensation absent this Agreement, such amount or benefit will not be payable or distributable to you, and/or such different form of payment will not be effected, by reason of this Agreement unless (i) such different time or form of payment is permitted under  Section 409A of the Code and applicable regulations , or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service” or any later date required by Section 9(c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

c.Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of your separation from service during a period in which you are a Specified Employee, then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

i.the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following your separation from service will be accumulated through and paid or provided on the first day of the seventh month following your separation from service (or, if you die during such period, within 30 days after your death) (in either case, the “Required Delay Period”); and

ii.the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

                                Exhibit 10.14
    As permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code shall be determined in accordance with rules adopted by the Company, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.
d.Treatment of Installment Payments. Each payment of termination benefits under Section 5 of this Agreement, including, without limitation, each installment payment and each payment or reimbursement of premiums for continued insurance coverage under Section 5(a) and (b), shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

10.SUCCESSORS; BINDING AGREEMENT
a.Successor Companies. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure by the Company to obtain such agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle you to terminate your employment and to receive compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.
b.Heirs; Representatives. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee, or, if there be no such designee, to your estate.

11.NOTICE

    For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notices to the Company shall be directed to the attention of the Vice President, Total Rewards with a copy to the Corporate Secretary, or to such address as either party may have furnished to

                                Exhibit 10.14
the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                                Exhibit 10.14
12.MISCELLANEOUS

a.Amendments, Entire Agreement, Etc. During the period commencing on the date that a Change in Control occurs and continuing while this Agreement is in effect, except as expressly provided in Section 9(b), this Agreement constitutes the entire agreement on this subject matter between the parties and supersedes any prior oral or written agreements or understandings with regard to the payment to you of severance, separation or termination pay or the treatment of any equity award outstanding at the time of a Change in Control. This Agreement shall not be amended or modified except by written agreement signed by both parties.

b.Waiver. No significant provisions of this Agreement may be waived or discharged, unless such waiver or discharge is in writing signed by the party who is making the waiver or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. If this Agreement provides benefits upon termination of your employment which duplicate benefits contained in any employment arrangement with you, such arrangement shall automatically be amended in accordance with this Agreement so that your benefits under this Agreement shall be sole and exclusive to the extent to which they are duplicative.

c.Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

d.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

13.VALIDITY

    The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14.ARBITRATION

    Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Memphis, Tennessee, in accordance with the rules of the American Arbitration Association then in effect. Notwithstanding the pendency of any such dispute or controversy, the Company will continue to pay your base salary in effect when the notice giving rise to the dispute was given, and will continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved.

                                Exhibit 10.14
    Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

15.RELEASE

    You will be required to execute and deliver a valid and irrevocable release of employment-related claims in the form provided by the Company to receive any of your compensation or benefits pursuant to the terms of this Agreement. Such release must be executed, and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payments or benefits shall be forfeited. If any such payment or benefit is comprised of nonqualified deferred compensation, then, subject to Section 9(b) and 9(c) above, such payment or benefit shall be made (or in the case of installment payments, installments that would have otherwise been payable during such 60-day period shall be accumulated and paid) on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period, unless such period transcends two calendar years, in which case, such payment shall in all cases be made in the later calendar year .

    If this Agreement correctly sets forth our understanding on the matters hereof, please indicate your acceptance by signing below and returning a copy to the Company at your earliest opportunity.

Sincerely,

INTERNATIONAL PAPER COMPANY

                By: /s/ Joseph R. Saab
Joseph R. Saab
Senior Vice President, General Counsel &
Corporate Secretary

Agreed:

/s/ Timothy S. Nicholls
Timothy S. Nicholls
February 20, 2026
______________________________
Date